                                                                    EXHIBIT 99.2




                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements have been prepared to give effect to the following transactions, which are collectively referred to as the "Pro Forma Transactions," using the purchase method of accounting:

         o        the Offer;

         o the funding of the debt financing for the Offer and the Merger;

         o the Merger of Merger Sub with and into Brite whereby Brite becomes a wholly-owned subsidiary of InterVoice at an assumed exchange ratio of 1.3215 shares of InterVoice common stock for each share of Brite common stock;

         o the repurchase by Brite of the Common Stock Purchase Warrant dated December 12, 1997 issued by Brite to AT&T Corp.;

         o the repurchase by Brite of all outstanding stock options under Brite's stock option plans as contemplated by the Merger Agreement; and

         o the costs and expenses incurred in consummating the Pro Forma Transactions.

         The unaudited pro forma combined financial statements of InterVoice give effect to the consummation of the Pro Forma Transactions, as if the Pro Forma Transactions had been consummated: (i) on February 28, 1999, in the case of the Unaudited Pro Forma Combined Balance Sheet and (ii) on March 1, 1998, in the case of the Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended February 28, 1999.

         The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what InterVoice's actual financial position or results of operations would have been had the Pro Forma Transactions been consummated on such dates, nor is it necessarily indicative of future financial position or results of operations. Additionally, these financial statements do not give effect to (i) any transactions other than the Pro Forma Transactions and those described in the accompanying notes to unaudited pro forma combined financial statements of InterVoice, (ii) InterVoice's results of operations since February 28, 1999,
(iii) Brite's results of operations since December 31, 1998, (iv) any one-time charges that may result from the restructuring of InterVoice's existing business due to the Pro Forma Transactions, or (v) any cost savings or other synergies anticipated by InterVoice or Brite management as a result of the Pro Forma Transactions. The actual exchange ratio used for purposes of determining the number of shares of InterVoice common stock to be issued may be different at the effective time of the Merger.

         InterVoice's management is evaluating and planning for restructuring activities directly related to the Pro Forma Transactions. Any charges which may be incurred in connection with restructuring activities have not been included in the unaudited pro forma combined financial statements. Such restructuring costs, should they occur, would be expected to be incurred in the fiscal quarter ending August 31, 1999. Although InterVoice's management is still in the process of evaluating the nature, scope and extent of any restructuring costs, it currently estimates that the related charges would be in the range of $5 million to $7 million.

         The unaudited pro forma combined financial statements do not purport to be indicative of InterVoice's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the closing date of the Merger, or for any period ending at the closing date, or as of or for any other future date or period.

         The following unaudited pro forma combined financial statements are based upon, and should be read in conjunction with, the historical financial statements of InterVoice and Brite. In making the pro forma adjustments to InterVoice's and Brite's historical financial information to prepare the unaudited pro forma combined financial statements, no adjustment has been made to take into account the two companies' differing fiscal periods. InterVoice has retained independent valuation professionals to determine the fair value of the assets and liabilities of Brite, including intangible assets, as of the effective time. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma combined financial statements, there can be no assurance with respect thereto.

                                INTERVOICE, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                FEBRUARY 28, 1999
                                 (IN THOUSANDS)


                                                  INTERVOICE        BRITE
                                                  HISTORICAL      HISTORICAL      PRO FORMA          PRO FORMA
                                                   2/28/99         3/31/99       ADJUSTMENTS          COMBINED
                                                 ------------    ------------    ------------       ------------
                                                                                 (SEE NOTE 2)
Current assets:
  Cash and cash equivalents ..................   $     12,196    $     12,432    $    (12,500)(a)   $     12,128
  Accounts and notes receivable, net .........         42,156          49,512            --               91,668
  Inventory ..................................         11,704          22,557            --               34,261
  Prepaid expenses and other current assets ..          4,498           6,172            --               10,670
  Deferred income taxes ......................          4,514             732            --                5,246
                                                 ------------    ------------    ------------       ------------
          Total current assets ...............         75,068          91,405         (12,500)           153,973
Property and equipment, net ..................         27,055          16,831            --               43,886
Intangibles and other assets, net ............          9,407           7,408          (2,000)(a)         93,415
                                                                                       78,600 (b)
Goodwill .....................................           --              --            32,450 (b)         32,450
Investment in Brite ..........................           --              --           175,200 (c)           --
                                                                                      (72,550)(d)
                                                                                     (102,650)(b)
                                                 ------------    ------------    ------------       ------------
          Total assets .......................   $    111,530    $    115,644    $     96,550       $    323,724
                                                 ============    ============    ============       ============
Current liabilities:
  Accounts payable and accrued expenses ......   $      7,651    $      9,869    $      3,500 (c)   $     21,020
  Accrued compensation .......................          3,018           2,971            --                5,989
  Other accrued expenses .....................          1,188           4,813            --                6,001
  Customer deposits ..........................          4,096           2,957            --                7,053
  Deferred income ............................          5,626           5,042            --               10,668
  Income taxes payable .......................          1,022           3,184          (1,700)(a)          2,506
  Current portion of long-term obligations ...           --              --             5,000 (c)          5,000
                                                 ------------    ------------    ------------       ------------
          Total current liabilities ..........         22,601          28,836           6,800             58,237
Deferred income ..............................           --             1,458                              1,458
Deferred income taxes ........................          1,356            --            28,500 (b)         29,856
Long-term obligations, less current portion ..          5,000            --           125,000 (c)        130,000
Stockholders' equity:
  Common stock, no par value .................             14          45,325               2 (c)             16
                                                                                      (45,325)(d)
  Additional capital .........................          1,720            --            41,698 (c)         43,418
  Unearned compensation ......................           (649)           --              --                 (649)
  Cumulative foreign translation adjustment ..           --            (1,089)          1,089 (d)            --
  Retained earnings ..........................         81,488          41,114         (12,800)(a)         61,388
                                                                                      (28,314)(d)
                                                                                      (20,100)(b)
                                                 ------------    ------------    ------------       ------------
                                                       82,573          85,350         (63,750)           104,173
                                                 ------------    ------------    ------------       ------------
Total liabilities and stockholders' equity ...   $    111,530    $    115,644    $     96,550       $    323,724
                                                 ============    ============    ============       ============

                                INTERVOICE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                FEBRUARY 28, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             INTERVOICE        BRITE
                                             HISTORICAL      HISTORICAL
                                             YEAR ENDED      YEAR ENDED     PRO FORMA       PRO FORMA
                                              2/28/99         12/31/98     ADJUSTMENTS         COMBINED
                                            ------------    ------------   ------------       ------------
                                                                           (SEE NOTE 3)
Sales ...................................   $    136,904    $    135,715   $                  $    272,619
Cost of goods sold ......................         54,191          73,105                           127,296
                                            ------------    ------------   ------------       ------------
                                                  82,713          62,610           --              145,323
Research and development expenses .......         13,285          15,795                            29,080
Selling, general and administrative
  expenses ..............................         40,279          43,187         17,068 (a)        100,534
Nonrecurring expenses ...................           --             1,410                             1,410
                                            ------------    ------------   ------------       ------------
                                                  53,564          60,392         17,068            131,024
Income (loss) from operations ...........         29,149           2,218        (17,068)            14,299
Other income (expense), net .............           (353)            628        (10,300)(b)        (10,025)
                                            ------------    ------------   ------------       ------------
Income before income taxes ..............         28,796           2,846        (27,368)             4,274
Income taxes ............................          8,603           1,073         (8,761)(c)            915
                                            ------------    ------------   ------------       ------------
Income from continuing operations .......   $     20,193    $      1,773   $    (18,607)      $      3,359
                                            ============    ============   ============       ============
Earnings per share:
  Basic .................................   $        .72                                      $        .11
                                            ============                                      ============
  Diluted ...............................   $        .68                                      $        .10
                                            ============                                      ============
Weighted average shares outstanding:
  Basic .................................     27,990,907                      4,114,848         32,105,755
  Diluted ...............................     29,772,504                      4,114,848         33,887,352

                                INTERVOICE, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.       GENERAL

         The Pro Forma Transactions will be accounted for as a purchase business combination by InterVoice. These unaudited, pro forma combined financial statements reflect the payment of approximately $122.7 million in cash and the issuance of 4,114,848 shares of InterVoice common stock in exchange for 3,113,773 shares of Brite common stock (amount of Brite common stock outstanding as of April 27, 1999, excluding shares owned by InterVoice or its subsidiaries). The pro forma adjustments assume a payment of $13.40 in cash per share of Brite common stock for 9,158,155 shares and the issuance of 4,114,848 shares of InterVoice common stock in exchange for each share of Brite common stock as set forth in the following table:


Assumed number of shares of Brite common stock outstanding at effective time of
  Merger (excluding shares owned by
  InterVoice and its subsidiaries)................................................       3,113,773
Assumed exchange ratio............................................................          1.3215
                                                                                       -----------
Assumed number of shares of InterVoice common stock issued
  in Merger.......................................................................       4,114,848

         The exchange ratio to be used in determining the actual number of shares of InterVoice common stock to be issued in exchange for Brite common stock will be determined at the effective time based on the actual number of shares of Brite common stock outstanding on that date, excluding shares owned by InterVoice or its subsidiaries, and the average of the per share closing price of InterVoice common stock on Nasdaq for the 25 trading days immediately preceding the effective time of the Merger. The actual exchange ratio used for purposes of determining the number of shares of InterVoice common stock to be issued may be different at the effective time of the Merger. For purposes of determining the assumed exchange ratio above, the 25-day average closing price as of May 15, 1999 was used ($10.14 per share).

         The accompanying unaudited pro forma combined financial statements reflect an aggregate purchase price of approximately $175.2 million, consisting of $13.40 in cash paid per share for 9,158,155 shares of Brite common stock in the Offer, 4,114,848 shares of InterVoice common stock issued to Brite stockholders (valued at approximately $10.14 per share of InterVoice common stock), and costs of InterVoice directly related to the transactions as follows (in thousands):


Cash paid to Brite stockholders in Offer......................................... $       122,700
InterVoice common stock issued in the Merger.....................................          41,700
Investment advisor, legal, accounting and other professional
  fees and expenses..............................................................           5,200
Other costs related to the Pro Forma Transactions................................           5,600
                                                                                  ---------------
                                                                                  $       175,200
                                                                                  ===============

         For purposes of preparing the accompanying unaudited pro forma combined balance sheet, the aggregate purchase price has been allocated to the net assets acquired, with the remainder recorded as goodwill on the basis of preliminary estimates of fair value. These preliminary estimates of fair value were determined by InterVoice's management based primarily on information furnished by management of Brite and preliminary results of an independent appraisal of the assets acquired.

         While the pro forma information has been presented based on the best information currently available to InterVoice's management, the final allocation of the purchase price will be based on a completed appraisal of the assets and liabilities of Brite. Although the final valuation of the assets to be acquired is not presently expected to result in values that are significantly different from management's estimates as included in the unaudited pro forma combined balance sheet, there can be no assurance with respect thereto.

2.       UNAUDITED PRO FORMA COMBINED BALANCE SHEET

         The accompanying unaudited pro forma combined balance sheet assumes the Pro Forma Transactions were consummated on February 28, 1999 and reflects the following pro forma adjustments:

         (a) in connection with the Pro Forma Transactions, Brite will make cash payments prior to the effective time of the Merger of $12.5 million as follows: (1) $7.5 million to repurchase from AT&T Corp. the Common Stock Purchase Warrant dated December 12, 1997 issued by Brite to AT&T Corp., and (2) approximately $5 million as consideration to Brite optionees for canceling all outstanding Brite stock options in connection with the Pro Forma Transactions. A pro forma adjustment has been recorded to reduce Brite's retained earnings by $12.8 million to reflect the charge, net of a $1.7 million tax benefit, associated with the cash payments and the write off of a $2 million deferred asset reflected in Brite's historical balance sheet related to the AT&T warrant;

         (b) to record the estimated allocation of the purchase price for the Pro Forma Transactions to the fair value of assets and liabilities acquired as follows (in thousands):



Working capital......................................................... $       51,769
Property and equipment..................................................         16,831
Other assets............................................................          5,408
Other liabilities.......................................................         (1,458)
                                                                         --------------
    Fair value of Brite's historical net assets--as adjusted............         72,550
Identified intangible assets............................................         78,600
Purchased in-process research and development to be charged to
expense upon consummation of the pro forma transactions.................         20,100
Deferred income tax liability related to identified intangible assets...        (28,500)
Goodwill................................................................         32,450
                                                                         --------------
                                                                         $      175,200
                                                                         ==============


         The historical book value of Brite's net assets as of March 31, 1999 reconciles with the fair value of the net assets included in the purchase price allocation above as follows (in thousands):



Book value of Brite's historical net assets............................. $      85,350
Pro forma adjustment (a):
   o    to reduce working capital for cash payments.....................       (12,500)
   o    to increase working capital for income tax benefit..............         1,700
   o    to reduce other assets for write off of deferred asset..........        (2,000)
                                                                         -------------
Fair value of Brite's historical net assets-- as adjusted                $      72,550
                                                                         =============

         The amounts identified as intangible assets were categorized as follows (in thousands):


                                                                            ALLOCATED
                                CATEGORY                                      VALUE
------------------------------------------------------------------------ -------------
Existing product technology............................................. $      22,000
Customer relationships..................................................        38,500
Assembled workforce.....................................................         8,300
Tradename...............................................................         9,800
                                                                         -------------
     Total intangibles.................................................. $      78,600
                                                                         =============


         (c) to record the aggregate cost of the Pro Forma Transactions as described in Note 1 above. In connection with the Pro Forma Transactions, InterVoice has obtained a credit facility up to an aggregate amount of $150 million. InterVoice anticipates that $135 million of the new financing will be utilized as of the effective time of the Merger, and $5 million of the new financing will be used to pay off existing InterVoice long-term debt. Accordingly, the Pro Forma Transactions will result in $130 million of additional indebtedness on a pro forma combined basis. In addition, approximately $3.5 million is reflected as an accrued liability for certain costs directly related to the Pro Forma Transactions that will not be paid at the effective time of the Merger; and

         (d) to eliminate Brite's historical equity balances after considering adjustment (a) above.

3.       UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

         The accompanying unaudited pro forma combined statement of operations has been prepared as if the Pro Forma Transactions were consummated as of March 1, 1998, and reflect the following pro forma adjustments:

         (a) to record amortization of identified intangibles acquired in the Pro Forma Transactions computed using the straight-line method over their estimated economic lives (three to ten years) and amortization of goodwill over its estimated economic life (ten years);

         (b) to record estimated interest expense incurred as if the Pro Forma Transactions had been completed on March 1, 1998. The applicable interest rate for the debt financing relating to the Pro Forma Transactions is a variable rate indexed to LIBOR. The pro forma interest expense adjustment assumes an interest rate of 7.9% on the additional long-term borrowings of $130 million in connection with the Pro Forma Transactions. An increase of 1/8% in this assumed interest rate would have the effect of reducing pro forma net income by approximately $105,000; and

         (c) to adjust the provision for income taxes to reflect the impact on the results of operations of the Pro Forma Transactions and related pro forma adjustments. The effective tax rate on the pro forma adjustment to income taxes is lower than the statutory tax rate due to non-deductible goodwill amortization expense recorded as part of the adjustment described in Note 3(a).

4.       UNAUDITED PRO FORMA COMBINED EARNINGS PER COMMON SHARE DATA

         The unaudited pro forma combined basic net income per common share is computed by dividing pro forma combined net income by the weighted average number of shares of InterVoice common stock outstanding during the period plus 4,114,848, the number of shares of InterVoice common stock currently anticipated to be issued in the Merger to complete the Pro Forma Transactions. The unaudited pro forma combined diluted net income per common share is computed by dividing pro forma combined net income by the weighted average number of shares of InterVoice common stock outstanding during the period, as adjusted for the effect of dilutive stock options, plus the number of shares of InterVoice common stock currently anticipated to be issued in the Merger to complete the Pro Forma Transactions.